Exhibit 4.9

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE ARE SUBJECT TO A 180-DAY MARKET STAND-OFF RESTRICTION AS SET FORTH HEREIN. AS A RESULT OF SUCH RESTRICTION, THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF A REGISTERED PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE.

CONVERTIBLE PROMISSORY NOTE

OF

GCT SEMICONDUCTOR, INC.

No. N-

Principal Amount: (Won)	Made as of December 12, 2008

For value received, GCT Semiconductor, Inc., a Delaware corporation (the “Company”), with principal offices at 2121 Ringwood Avenue, San Jose, CA 95131, hereby promises to pay to Seowon Intech Co., Ltd or his/her registered and permitted assigns (“Holder”), the Redemption Amount, which contemplates the principal sum of South Korean Won (Won)                        , which is equivalent to US$1,500,000 based on then current currency exchange rate (the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with simple interest on the unpaid principal balance at a rate equal to six percent (6%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note (as defined below) until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 2 hereof). The unpaid Redemption Amount (unless converted in accordance with Section 2), shall be due and payable immediately upon (i) the Maturity Date (as defined below) or (ii) the occurrence of an Event of Default (as defined below), at the principal offices of the Company or to such other place or account of Holder or as it shall designate in a written notice to the Company in lawful money of the United States.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1. DEFINITIONS. The following definitions shall apply for all purposes of this Note:

1.1 “Acquisition” means the closing of: (a) the sale of all or substantially all of the Company’s assets; (b) the sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (c) a reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “Combination Transaction”) in which the Company is a constituent corporation or is a party if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (c) a sale of all or substantially all of the assets of the Company, that is followed by the distribution of the proceeds to the Company’s stockholders. For purposes of this section, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such combination transaction.

1.2 “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

1.3 “Conversion Exchange Rate” means the Exchange Rate at the close of business on the business day preceding the date of conversion of this Note pursuant to Section 2; provided that such Exchange Rate shall not be lower than the Maximum Exchange Rate.

1.4 “Conversion Price” means $1.20, as adjusted for any stock split, reserve stock split, stock dividend or other proportionate increase or decrease in the total number of shares of Series F Preferred Stock held by all holders thereof.

1.5 “Conversion Stock” means the Company’s Series F Preferred Stock.

1.6 “Event of Default” means any of the following events that occurs prior to the conversion, or payment or prepayment of this Note: (a) the liquidation, termination of existence or dissolution of the Company, or the appointment of a receiver or custodian for the Company or any material part of its property; or (b) the institution by or against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, if such proceedings are not discharged within 90 days; or (c) the Company breaches any of its representations, warranties, covenants or agreements set forth in this Note.

1.7 “Exchange Rate” means the exchange rate of South Korean Won (W) per one U.S. Dollar ($) quoted as the New York Closing exchange rate in the Wall Street Journal.

1.8 “Foreign Exchange Adjustment” means an amount, in South Korean Won, equal to (a) the sum of all outstanding principal and accrued interest on this Note less (b) the product of (i) the Redemption Amount and (ii) the Conversion Exchange Rate.

1.9 “Holder” means any person who shall at the time be the registered holder of this Note.

1.10 “Initial Exchange Rate” means the Exchange Rate at the close of business on the business day preceding the date of issuance this Note, being                  South Korean Won/U.S. Dollar.

1.11 “Initial Public Offering” means any initial public offering of the capital stock of the Company pursuant to a registration statement under the Securities Act of 1933.

1.12 “Maturity Date” means December 12, 2009.

1.13 “Maximum Exchange Rate” means an Exchange Rate which is 250 South Korean Won lower than the Initial Exchange Rate. So, for example, if the Initial Exchange Rate is 1,500 South Korean Won/U.S. Dollar, the Maximum Exchange Rate would be 1,250 South Korean Won/U.S. Dollar.

1.14 “Note” means this Convertible Promissory Note.

1.15 “Redemption Amount” means the sum of $1,500,000 and the simple interest on the unpaid balance of the Redemption Amount at a rate equal to six percent (6%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note (as defined below) until the entire Redemption Amount is paid.

1.16 “Senior Indebtedness” shall mean the principal amount and any unpaid interest outstanding from time to time under any future secured indebtedness with banks, lessors or other financial or lending institutions.

2. CONVERSION.

2.1 Conversion. Holder may, at its option exercisable by written notice to the Company at any time prior to the maturity Date, elect to convert all outstanding principal and accrued interest on this Note into shares of Conversion Stock, subject to the following terms:

(a) Notwithstanding subsection (b) hereunder.

(i) in the event that the Conversion Exchange Rate is lower than the Initial Exchange Rate, then all outstanding principal and accrued interest on this Note shall be convertible, at the option of the Holder in whole and at one time only, at any time after the date of issuance of this Note, into shares of Conversion Stock at a price per Conversion Share equal to the Conversion Price multiplied by the Initial Exchange Rate and, additionally, the Holder shall have the right to receive in cash in Korean Won in an amount equal to the Foreign Exchange Adjustment; and

(ii) in the event that the Conversion Exchange Rate is greater than or equal to the Initial Exchange state, then all outstanding principal and accrued interest on this Note shall be convertible, at the option of the Holder in whole and at one time only, at any time after the date of issuance of this Note, into shares of Conversion Stock at a price per Conversion Share equal to the Conversion Price multiplied by the Conversion Exchange Rate and, additionally, the Holder shall have the right to purchase additional Conversion Shares, at such price per Conversion Share, such that the Holder, through conversion of this Note and such purchase of additional Conversion Shares, receives the same number of Conversion Shares as Holder would have received had the Note been converted at the Conversion Price multiplied by the Initial Exchange Rate.

Upon conversion pursuant to this Section 2.1(a), Holder will deliver the original Note to the Company and will execute and deliver to the Company at the Closing such stock purchase agreement, investors’ rights agreement, co-sale agreement, voting and/or other agreements as are entered into by the other purchasers of the Company’s Series F Preferred Stock .

2.2 Acquisition or Initial Public Offering Event. In the event hat an Acquisition or an Initial Public Offering occurs prior to the Maturity Date, prior to such Initial Public Offering event, then the Note shall be automatically converted in accordance with the conversion terms set forth in Section 2.1 provided, however, in case of an Acquisition and upon a mutual agreement between the Holder and Company, the Note may not be automatically converted.

2.3 Termination of Rights. All rights with respect to this Note shall terminate upon the issuance of shares of the Conversion Stock upon conversion of this Note, whether or not this Note has been surrendered and whether or not all stock purchase, investors’ rights, co-sale, voting or other agreements have been executed and delivered by Holder to the Company. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion of this Note. Holder shall not be entitled to receive the stock certificate representing the shares of Conversion Stock to be issued upon conversion of this Note until the original of this Note is surrendered to the Company and the agreements and/or documents referenced in this Section 2 have been executed and delivered to the Company.

3. ISSUANCE OF CONVERSION STOCK. As soon as practicable after conversion of this Note, the Company at its expense will cause to be issued in the name of and delivered to Holder, a certificate or certificates for tire number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation or Bylaws, or by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. Such conversion shall be deemed to have been made, (a) if made under Section 2.1 above, on the date of the election by the Holder to convert, or (b) if made under Section 2.2 above, as of immediately prior to an Acquisition or an Initial Public Offering,as the case may be. No fractional shares will be issued upon conversion of this Note. If upon conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the Conversion Price multiplied by the Conversion Exchange Rate.

4. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Note does not by itself entitle Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

5. NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terns of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Conversion Stock upon the conversion of this Note.

6. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Company’s Senior Indebtedness, whether currently outstanding or incurred in the future by the Company.

6.1 Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the Principal Amount, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal and interest and other amounts payable in respect of the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of Holder that shall assert any right to receive any payments in respect of the Principal Amount and interest and other amounts payable on this Note except subject to the payment in full of the principal of and interest and other amounts payable in respect of all of the Senior Indebtedness then outstanding.

6.2 Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is Outstanding, permitting the holder to accelerate the maturity thereof and Holder shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the or interest or other amounts payable on this Note.

6.3 Further Assurances. By acceptance of this Note, Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of’ Senior Indebtedness, and as a condition to the Holder’s rights hereunder, the Company may require that Holder execute such forms of subordination agreement; provided that such forms shall not impose on Holder terms less favorable than those provided herein.

6.4 Subrogation. Subject to the payment in full of all Senior Indebtedness, Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions indefeasibly made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Holder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

6.5 No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 6 shall impair, as between the Company and Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to Holder the Principal Amount hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

6.6 Reliance of Holders of Senior Indebtedness. Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness to approve the issuance of this Note, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

6.7 Right to Convert. Notwithstanding any terms to the contrary in this Section 6, nothing herein shall limit or restrict the right of the Holder to convert this Note into Conversion Stock in the manner and at the times provided for in Sections 2 and 3 herein.

7. PREPAYMENT. At any time before the Maturity Date, the Company may prepay all or any portion of the principal and accrued interest. All payments will first be applied to the repayment of accrued interest until all then outstanding accrued interest has been paid, and then shall be applied to the repayment of principal.

8. WAIVERS AND ATTORNEYS’ FEES. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor. If action is instituted to collect this Note, the Company will pay reasonable costs and expenses, including attorneys’ fees, incurred in connection with such action.

9. AUTHORIZATION, APPROVALS AND CONSENTS. The Company hereby represents and warrants to Holder that (i) the execution, delivery and performance of this Note have been duly authorized by all necessary corporate action of the Company, (ii) the shares of Conversion Stocks to be issued upon conversion of this Note have been or will have been duly authorized by all necessary corporate action of the Company, and (iii) no approval, consent or authorization of any natural person, firm, corporation or governmental authority is necessary for the execution, delivery and performance of this Note by the Company.

10. TRANSFER. The Company and Holder hereby agree that neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Holder; provided, further, that such transferee executes an acknowledgement that such transferee is subject to all the terms and conditions of this Note and satisfies the Company as to compliance with State and federal securities law. The rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. The Company and Holder hereby agree that that all shares of Conversion Stock issuable upon conversion of this Note pursuant to the provisions of this Note shall be subject to the terms and conditions of the definitive agreements entered into by Holder and the Company in connection with such conversion, including the restrictions on transfer contained therein.

11. GOVERNING LAW. This Note shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

12. HEADINGS. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

13. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) two (2) clays after deposit with an internationally recognized overnight courier, specifying delivery within two days or less, with written verification of receipt.

14. AMENDMENTS AND WAIVERS. This Note may be amended by written agreement of the Holder and the Company.

15. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first above written.

THE COMPANY:

GCT SEMICONDUCTOR, INC.

By:	/s/ Kyeong Ho Lee
Kyeong Ho Lee, President and Chief Executive Officer

HOLDER:

SEOWON INTECH CO., LTD

Signature:	/s/ Kim Jy
Name:	Kim Jy

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